Bruce R. Zirinsky                        Murray Drabkin
CADWALADER, WICKERSHAM & TAFT            HOPKINS & SUTTER
100 Maiden Lane                          888 Sixteenth Street, N.W.
New York, New York 10038                 Washington, D.C. 20006
Telephone (212) 504-6000                 Telephone (202) 835-8000

Mark C. Ellenberg                        Stephen E. Garcia
Peter M. Dodson                          HOPKINS & SUTTER
Steven J. Heim                           Three First National Plaza
CADWALADER, WICKERSHAM & TAFT            Chicago, Illinois 60602
1201 F Street, N.W., Suite 1100          Telephone (312) 558-6600
Washington, D.C. 20004
Telephone (202) 862-2200

Steven J. McCardell (2144)               Herschel J. Saperstein (A2861)
LEBOEUF, LAMB GREENE                     Weston L. Harris (A1387)
& MACRAE L.L.P.                          RAY QUINNEY & NEBEKER
136 South Main Street, #1000             79 South Main Street, Suite 500
Salt Lake City, Utah 84101               Salt Lake City, Utah 84124
Telephone (801) 320-6700                 Telephone:  (801) 323-3333
Telephone (801) 320-6700

Attorneys for the Debtor and Debtor in   Attorneys for the Official Committee
Possession                               of Bondholders


--------------------------------------------------------------------------------

                    IN THE UNITED STATES BANKRUPTCY COURT

                      DISTRICT OF UTAH, CENTRAL DIVISION

--------------------------------------------------------------------------------

In re:
                                      )
GENEVA STEEL COMPANY,                 )  Bankruptcy Case No. 99-21130 GEC
                                      )  (Chapter 11)
                                      )
    Debtor and Debtor in Possession.  )
    Tax ID # 93-0942346               )

--------------------------------------------------------------------------------


                     THIRD AMENDED PLAN OF REORGANIZATION
                     ------------------------------------
                   JOINTLY PROPOSED BY GENEVA STEEL COMPANY
                   ----------------------------------------
            AND THE OFFICIAL COMMITTEE OF BONDHOLDERS, AS MODIFIED
            ------------------------------------------------------

                                TABLE OF CONTENTS


                                                                            PAGE

ARTICLE I. - DEFINITIONS....................................................
ARTICLE II. - ADMINISTRATIVE EXPENSES AND TAX CLAIMS........................
   2.01  Compensation and Expenses of Professional Persons..................
   2.02  Bar Date for Administrative Claims.................................
    (a)  Pre-Confirmation Date Claims and Expenses..........................
    (b)  Substantial Contribution Compensation and Expenses Bar Date........
    (c)  Effect of Failure to Timely File Claim or Request for Payment......
   2.03  Priority Tax Claims................................................
   2.04  Payment of Allowed Administrative Expenses.........................
   2.05  Treatment of Congress Financial Claim..............................
ARTICLE III. - CLASSIFICATION OF CLAIMS AND INTERESTS.......................
   3.02  Class One Claims...................................................
   3.03  Class Two Claims...................................................
   3.04  Class Three Claims.................................................
   3.05  Class Four Claims..................................................
   3.06  Class Four A Claims................................................
   3.07  Class Five Interests...............................................
   3.08  Class Six Interests................................................
ARTICLE IV. - TREATMENT OF CLAIMS NOT IMPAIRED UNDER THE PLAN...............
   4.01  Class One Claims - Priority Claims.................................
   4.02  Class Two Claims - Secured Claims..................................
   4.03  Unimpaired Claims..................................................
ARTICLE V. - TREATMENT OF CLAIMS AND INTERESTS..............................
   5.01  Class Three Claims - Unsecured Claims..............................
   5.02  Class Four - Convenience Class.....................................
   5.03  Class Four A - Subordinated Unsecured Claims.......................
   5.04  Class Five - Old Preferred Stock...................................
   5.05  Class Six - Old Common Stock Interests.............................
   5.06  Impaired Claims and Interests......................................
ARTICLE VI. - MEANS FOR IMPLEMENTATION OF THE PLAN..........................
   6.01  Continuation of Business...........................................
   6.02  Formation of Holding Company and Issuance of New Common Stock......
   6.03  Restructuring of Geneva............................................
   6.04  Issuance and Terms of New Common Stock.............................
   6.05  Issuance and Terms of New Preferred Stock..........................
   6.06  Holding Company Subsidiaries.......................................
   6.07  Exit Capital.......................................................
   6.08  Procedures for Exercise of Equity Rights...........................
   6.09  Designation of Initial Directors and Officers......................
   6.10  Employment, Retirement, Indemnification and Other Agreements.......
   6.11  Emergence Bonus....................................................
   6.12  Management Incentive Compensation..................................
    (a)  Incentive Compensation.............................................
    (b)  Severance Protection...............................................
ARTICLE VII. - PROVISIONS GOVERNING DISTRIBUTIONS...........................
   7.01  Distributions for Claims Allowed as of the Effective Date..........
   7.02  Distributions by the Disbursing and Exchange Agent and the
           Indenture........................................................
   7.03  Compensation and Reimbursement of the Indenture Trustee for
           Services Related to Distributions Pursuant to the Plan...........
   7.04  Distribution Record Date...........................................
   7.05  Surrender of Notes or Instruments..................................
   7.06  Surrender of the 11.25% Senior Notes and 9.5% Senior Notes.........
   7.07  Unclaimed Cash or New Common Stock.................................
   7.08  Fractional Shares..................................................
   7.09  Distribution Dates.................................................
   7.10  Tax Provisions.....................................................
   7.11  Cancellation of Indentures.........................................
ARTICLE VIII. - CONDITIONS TO THE EFFECTIVE DATE............................
   8.01  Conditions to Confirmation.........................................
   8.02  Conditions to the Effective Date...................................
   8.03  Waiver.............................................................
ARTICLE IX. - EFFECTS OF PLAN CONFIRMATION..................................
   9.01  Discharge..........................................................
   9.02  Post-Effective Date Effect of Instruments and other Evidence of
           Claims...........................................................
   9.03  Injunctions and Stays..............................................
ARTICLE X. - TREATMENT OF EXECUTORY CONTRACTS...............................
   10.01 Executory Contracts and Unexpired Leases...........................
   10.02 Union Contract.....................................................
   10.03 Bar Date for Rejected Executory Contracts and Unexpired Leases.....
   ARTICLE XI. - PROVISIONS FOR RESOLVING AND TREATING CLAIMS...............
   11.01 Objection Deadline.................................................
   11.02 Prosecution of Objections..........................................
   11.03 No Distributions Pending Allowance.................................
   11.04 Distributions After Allowance......................................
   11.05 Future Distributions of New Common Stock...........................
ARTICLE XII. - RETENTION OF JURISDICTION....................................
   12.01 General Retention of Jurisdiction..................................
   12.02 Specific Retention of Jurisdiction.................................
   12.03 Abstention and Election............................................
ARTICLE XIII. - MISCELLANEOUS...............................................
   13.01 Revocation.........................................................
   13.02 Reservation of Rights..............................................
   13.03 Debtor Claims......................................................
   13.04 Survival of Certain Corporate Indemnification Obligations..........
   13.05 Modification of Plan...............................................
   13.06 Releases by Recipients of Cash and New Common Stock................
   13.07 Limitation of Liability and Related Indemnity......................
   13.08 Notices............................................................
   13.09 Notice of Effective Date...........................................
   13.10 Unsecured Creditors' Committee.....................................
   13.11 Bondholders' Committee.............................................
   13.12 Trustee Fees.......................................................
   13.13 Final Decree.......................................................
   13.14 Headings...........................................................
   13.15 Severability.......................................................
   13.16 Successors and Assigns.............................................

            Geneva Steel Company and the Official Committee of Bondholders hereby propose the following plan of reorganization for the Debtor pursuant to Chapter 11 of the Bankruptcy Code 11 U.S.C.ss.ss. 1101 et. seq.


                             ARTICLE I.- DEFINITIONS
                             -----------------------

            1.01 Scope of Definitions. For purposes of this plan of reorganization, except as expressly otherwise provided or unless the context otherwise requires, all capitalized terms not otherwise defined shall have the meanings assigned to them in this Article I. Whenever the context requires, such terms shall include the plural number as well as the singular and the female gender as well as the masculine.

            1.02 Administrative Bar Date. "Administrative Bar Date" means and refers to the deadline, 60 days after the Effective Date, established in Section
2.02 for the filing of (i) applications for compensation or expense reimbursement by Professional Persons or other Persons claiming to have made a substantial contribution to the Debtor's Case and (ii) Claims for any other Administrative Expenses (other than for Claims of Administrative Expenses incurred in the ordinary course of business and Claims under 28 U.S.C. ss.
1930).

            1.03 Administrative Expense. "Administrative Expense" means and refers to a Claim for payment of an administrative expense of the kind specified in section 503(b) of the Code and referred to in section 507(a)(1) of the Code, including, without limitation, the actual, necessary costs and expenses of preserving the Debtor's estate and operating the business of the Debtor, including wages, salaries, and commissions for services rendered after the commencement of the Debtor's Case, compensation for legal and other services, and reimbursement of expenses awarded under section 330(a) of the Code, and all fees and charges assessed against the Debtor's estate under chapter 123 of Title 28 of the United States Code; provided; however, that Administrative Expense shall not include any interest earned on a Secured Claim during the period from the Petition Date through the Effective Date.

            1.04 AFCO Claim. "AFCO Claim" means and refers to any Claim of AFCO Credit Corporation arising after the Petition Date relating to that certain insurance financing approved by Order of the Court.

            1.05 Allowed Claim. "Allowed Claim" means and refers to the amount of a Claim for which (I)(A) no proof of claim is filed that is listed by the Debtor in its Schedules as not disputed, contingent, or unliquidated, or (B) if a proof of claim has been filed (i) the amount of the Claim as set forth on the proof of claim if no objection has been interposed within any period of limitation fixed by the Code or the rules or orders of the Court, or (ii) if an objection has been interposed, (x) the amount determined by a Final Order of the Court with respect to such Claim or (y) the amount set forth in the Plan as the allowed amount of such Claim, and (II) the obligation to make payment on such Claim has not been assumed by a third party.

            1.06 Allowed Priority Claim. "Allowed Priority Claim" means and refers to any Priority Claim that is or has become an Allowed Claim.

            1.07 Allowed Priority Tax Claim. "Allowed Priority Tax Claims" means and refers to a Priority Tax Claim that is or has become an Allowed Claim.

            1.08 Allowed Secured Claim. "Allowed Secured Claim" means and refers to a Secured Claim against a Debtor that is or has become an Allowed Claim, other than the Claims of Congress Financial.

            1.09 Allowed Unsecured Claim. "Allowed Unsecured Claim" means and refers to an Unsecured Claim that is or has become an Allowed Claim.

            1.10 Beneficial Holder. "Beneficial Holder" means and refers to any Person who holds an economic interest in any of the Senior Notes, including those Persons who do not hold legal or record title to the Senior Notes.

            1.11 Bondholders' Committee. "Bondholders' Committee" means and refers to the first reconstituted official bondholders' committee appointed in the Debtor's Case.

            1.12 Business Day. "Business Day" means and refers to any day except Saturday, Sunday, and any other day on which commercial banks in Salt Lake City, Utah are authorized by law to close.

            1.13 Cause. "Cause" means and refers to circumstances where the subject employee (i) is convicted of a felony, a crime of moral turpitude or any crime involving the Reorganized Debtor (or the relevant entity) (other than pursuant to actions taken at the direction or with the approval of the relevant entity's board of directors or governing body), (ii) is found by reasonable determination of the relevant entity, made in good faith, to have engaged in (a) willful misconduct, (b) willful or gross neglect, (c) fraud, (d) misappropriation or (e) embezzlement in the performance of his duties or (iii) willfully and repeatedly fails to discharge his duties as an employee of the relevant entity.

            1.14 Change in Control. "Change in Control" means and refers to a change in control of the Reorganized Debtor or the Holding Company, as such term is defined in Term Loan Agreement among Geneva as Borrower and Lenders Party thereto and Citicorp USA, Inc. as Administrative Agent.

            1.15 Chapter 11. "Chapter 11" means and refers to chapter 11 of the Code.

            1.16 Claim. "Claim" means and refers to any claim against the Debtor as defined in section 101(5) of the Code whether or not asserted.

            1.17 Claimant. "Claimant" means and refers to the holder of a Claim.

            1.18 Class. "Class" means and refers to a class of Claims or Interests described in Article III of the Plan.

            1.19 Class A New Preferred Stock. "Class A New Preferred Stock" means and refers to the class A New Preferred Stock to be issued by the Holding Company, as more fully described in Section 6.05 herein.

            1.20 Code. "Code" means and refers to Title 1 of the Bankruptcy Reform Act of 1978, Public Law 95-598, codified in Title 11 of the United States Code, as amended, 11 U.S.C.ss.ss. 101 et. seq. -- ---

            1.21 Confirmation Date. "Confirmation Date" means and refers to the date of entry of the Confirmation Order.

            1.22 Confirmation Order. "Confirmation Order" has the meaning ascribed to that term in Section 8.01 of the Plan.

            1.23 Congress Financial. "Congress Financial" means and refers to Congress Financial Corporation, the debtor-in-possession lender approved by order of the Court on February 19, 1999 to issue a revolving credit line not in excess of $125,000,000 at any given time secured by a lien on the inventory, accounts receivable and property of the Debtor.

            1.24 Congress Financial Claim. "Congress Financial Claim" means and refers to any and all Claims held by Congress Financial against Geneva for post-petition debts arising from its role as the debtor-in-possession lender.

            1.25 Court. "Court" means and refers to the United States Bankruptcy Court for the District of Utah and any court having competent jurisdiction to hear appeals or certiorari proceedings therefrom, or any successor thereto that may be established by any act of Congress, or otherwise, and which has competent jurisdiction over the Debtor's Case or the Plan.

            1.26 Debtor. "Debtor" means and refers to Geneva Steel Company whether as debtor or as debtor-in-possession.

            1.27 Debtor's Case. "Debtor's Case" means and refers to the above-captioned Bankruptcy Case, No. 99-21130 (Chapter 11) pending before the Court.

            1.28 Disallowed Claim. "Disallowed Claim" means and refers to any Claim or portion thereof that has been disallowed pursuant to a Final Order of the Court.

            1.29 Disbursing and Exchange Agent. "Disbursing and Exchange Agent" means and refers to the Person designated by the Plan Proponents to act as the disbursing and exchange agent pursuant to the terms of the Plan.

            1.30 Disputed Claim. "Disputed Claim" means and refers to any Claim against the Debtor that is not an Allowed Claim, but which has not been disallowed by a Final Order of the Court.

            1.31 Distribution Record Date. "Distribution Record Date" means and refers to the close of business on the Confirmation Date.

            1.32 Effective Date. "Effective Date" means and refers to the date upon which each of the conditions in Section 8.02 has been satisfied.

            1.33 Emergence Bonus. "Emergence Bonus" means and refers to a bonus established in the Employee Retention Plan Order to be paid to certain executives and managers of the Debtor if such Persons are employed by the Reorganized Debtor on the Effective Date of the Plan.

            1.34 Employee Retention Plan Order. "Employee Retention Plan Order" means and refers to the order of the Court entered September 17, 1999 establishing an emergence bonus and severance package provisions for certain executives and management of the Debtor.

            1.35 11.125% Senior Notes. "11.125% Senior Notes" means and refers to the notes issued in March 1993 pursuant to an Indenture by and between Geneva and Bankers Trust Company as Trustee, which are due in March 2001 and which shall be Allowed Unsecured Claims in the aggregate amount of $140,715,468.75 pursuant to the Plan.

            1.36 11.125% Senior Noteholders. "11.125% Senior Noteholders" means and refers to those Persons who on the Distribution Record Date are the holders of record of the 11.125% Senior Notes.

            1.37 Equity Right. "Equity Right" means and refers to certificated, transferable rights, exercisable to purchase shares of Class A New Preferred Stock at the Equity Rights Exercise Price per share, which rights shall be issued to holders of Allowed Class Three Claims pursuant to section 5.01 of the Plan.

            1.38 Equity Rights Determination Date. "Equity Rights Determination Date" means and refers to the five (5) business days following the Equity Rights Expiration Date.

            1.39 Equity Rights Exercise Period. "Equity Rights Exercise Period" means and refers to the period from the Effective Date through the Equity Rights Expiration Date.

            1.40 Equity Rights Exercise Price. "Equity Rights Exercise Price" means and refers to the price paid per share of Class A New Preferred Stock, equal to $10.80 per share.

            1.41 Equity Rights Expiration Date. "Equity Rights Expiration Date" means and refers to the date that is forty-five days after the Effective Date, unless such date is extended by the Holding Company.

            1.42 Executive. "Executive" means and refers to each of Joseph A. Cannon, Ken C. Johnsen, Tim Clark, Carl E. Ramnitz, Dennis Wanlass and Marcus Phillips.

            1.43 Exercise Instructions. "Exercise Instructions" means and refers to the instructions sent by the Disbursing and Exchange Agent with regard to the Equity Rights, as set forth in subsection 6.08(e) of the Plan.

            1.44 Exercise Notice. "Exercise Notice" has the meaning ascribed to that term in subsection 6.08(e) of the Plan.

            1.45 Exit Facility. "Exit Facility" means and refers to the revolving credit facility and term loan, collectively, to be extended to the Reorganized Debtor as a means of implementing the Plan and described in Section
6.07 of the Plan.

            1.46 Final Order. "Final Order" means and refers to an order or judgment which finally concludes a matter such that it may be appealed as of right and the operation of which has not been stayed.

            1.47 Geneva. "Geneva" means and refers to Geneva Steel Company prior to the commencement of the case.

            1.48 Holding Company. "Holding Company" means and refers to a new holding company to be organized on or prior to the Effective Date under the laws of the State of Delaware for the purpose of holding (i) all of the ownership of the Reorganized Debtor, (ii) all of the capital stock of the Williams Farm Property Subsidiary established pursuant to Section 6.06(a) of the Plan, (iii) all of the capital stock of the Iron Ore Mines Subsidiary established pursuant to Section 6.06(b) of the Plan, (iv) all of the capital stock of the Vineyard Iron Company pursuant to Section 6.06(c) of the Plan, and (v) all of the capital stock of Vineyard Management Company.

            1.49 Holding Company By-Laws. "Holding Company By-Laws" means and refers to by-laws for the Holding Company.

            1.50 Holding Company Certificate of Incorporation. "Holding Company Certificate of Incorporation" means and refers to certificate of incorporation for the Holding Company.

            1.51 Indenture. "Indenture" means and refers to one of the two Indentures executed between Bankers Trust Company and Geneva with respect to the 9.5% Senior Notes and the 11.125% Senior Notes.

            1.52 Indenture Trustee. "Indenture Trustee" means and refers to Bankers Trust Company, as Indenture Trustee for the Senior Notes.

            1.53 Indenture Trustee Charging Lien. "Indenture Trustee Charging Lien" means and refers to any lien or other priority in payment available to the Indenture Trustee pursuant to the Indentures against distributions to be made to the holders of Claims under or evidenced by the Senior Notes for payment of any fees, costs or disbursements incurred by the Indenture Trustee, to the extent not otherwise paid pursuant to applicable provisions of the Plan.

            1.54 Interest. "Interest" means and refers to an equity interest in the Debtor, including the Old Common Stock and the Old Preferred Stock, an option to purchase such stock or any unpaid dividends on the Old Common Stock or Old Preferred Stock.

            1.55 Interest Holder. "Interest Holder" means and refers collectively to any Person holding an Interest in the Debtor.

            1.56 Iron Ore Mines. "Iron Ore Mines" means and refers to the Iron Ore Mines owned by the Debtor on the Petition Date and described more fully in the Schedules.

            1.57 Iron Ore Mines Subsidiary. "Iron Ore Mines Subsidiary" means and refers to the Delaware corporation or limited liability company formed pursuant to Section 6.06(b) of the Plan to hold the Iron Ore Mines.

            1.58 New Common Stock. "New Common Stock" means and refers to new common stock of Holding Company issued pursuant to the Plan.

            1.59 New Preferred Stock. "New Preferred Stock" means and refers to new Class A preferred stock of Holding Company issued pursuant to the Plan as described in Section 6.05 herein.

            1.60 New Subsidiary Stock. "New Subsidiary Stock" means and refers to the new common stock or any other ownership interest of the Reorganized Debtor issued to Holding Company pursuant to the Plan.

            1.61 9.5% Senior Notes. "9.5% Senior Notes" means and refers to the Notes issued in January 1994 pursuant to an Indenture by and between Geneva and Bankers Trust Company as successor Trustee and which are due in January 2004 and which shall be Allowed Unsecured Claims in the aggregate amount of $199,918,078.26 pursuant to the Plan.

            1.62 9.5% Senior Noteholders. "9.5% Senior Noteholders" means and refers to those Persons who on the Distribution Record Date are the holders of record of the 9.5% Senior Notes.

            1.63 Noteholders. "Noteholders" means and refers collectively to the 11.125% Senior Noteholders and the 9.5% Senior Noteholders.

            1.64 Old Class A Common Stock. "Old Class A Common Stock" means and refers to the Class A common stock issued by Geneva.

            1.65 Old Class A Common Stock Holder. "Old Class A Common Stock Holder" means and refers to those Persons who on the Distribution Record Date are the holders of record of the Old Class A Common Stock.

            1.66 Old Class B Common Stock. "Old Class B Common Stock" means and refers to the Class B common stock issued by Geneva that was not publicly traded, but could be converted to Class A common stock at a ratio of 10 shares to 1 share.

            1.67 Old Class B Common Stock Holder. "Old Class B Common Stock Holder" means and refers to those Persons who on the Distribution Record Date are the holders of record of the Old Class B Common Stock.

            1.68 Old Common Stock. "Old Common Stock" means and refers to the Old Class A Common Stock and the Old Class B Common Stock.

            1.69 Old Preferred Stock. "Old Preferred Stock" means and refers to the preferred stock issued by Geneva.

            1.70 Person. "Person" means and refers to an individual, corporation, partnership, limited liability company, joint venture, association, joint stock company, trust, estate, unincorporated organization, government (or agency or political subdivision thereof) or other entity.

            1.71 Petition Date. "Petition Date" means and refers to February 1, 1999.

            1.72 Plan. "Plan" means and refers to this third amended plan of reorganization, as modified (including all annexes thereto), as it may be modified or amended from time to time.

            1.73 Plan Proponents. "Plan Proponents" means and refers to the Debtor and the Bondholders' Committee in their capacity as proponents of the Plan, provided, however, that such term shall mean and refer only to the Reorganized Debtor after the Bondholders' Committee is dissolved pursuant to the Plan.

            1.74 Priority Claim. "Priority Claim" means and refers to a Claim entitled to priority in payment pursuant to section 507(a) of the Code other than a Claim entitled to priority in payment pursuant to sections 507(a)(1), 507(a)(2), or 507(a)(8) of the Code.

            1.75 Priority Tax Claim. "Priority Tax Claim" means and refers to a Claim of a governmental unit entitled to priority under section 507(a)(8) of the Code. Priority Tax Claims shall include only such Claims for penalties that are related to a Claim specified in section 507(a)(8) and that seek compensation for actual pecuniary loss.

            1.76 Professional Persons. "Professional Persons" means and refers to all attorneys, accountants, financial advisors, investment bankers, appraisers, consultants, and other professionals retained or to be compensated pursuant to an order of the Court entered under sections 327, 328, 330, 331, 503(b) or 1103 of the Code.

            1.77 Record Holder. "Record Holder" means and refers to any Person that holds legal or record title to any of the Senior Notes, whether or not such Person also holds an economic interest in such Senior Notes.

            1.78 Reorganized Debtor. "Reorganized Debtor" means and refers to the Debtor after the Effective Date, after the Debtor's merger into a newly-formed Delaware limited liability company as described more fully in
Section 6.03.

            1.79 Schedules. "Schedules" means and refers the Debtor's Statements of Assets, Liabilities, and Financial Affairs filed with the Court on or about March 8, 1999, as such may be amended from time to time in accordance with Rule 1009 of the Federal Rules of Bankruptcy Procedure.

            1.80 Scottish Power Claim. "Scottish Power Claim" means and refers to any Claim of Scottish Power arising after the Petition Date relating to the purchase money financing provided to the Debtor, pursuant to an Order of this Court, for the acquisition of substation equipment.

            1.81 Secured Claim. "Secured Claim" means and refers to a Claim other than the Congress Financial Claim, the AFCO Claim and the Scottish Power Claim, to the extent such Claim is secured by a valid lien, security interest, or other interest in property in which a Debtor has an interest, that has been perfected properly as required by applicable law, but only to the extent of the value of the Debtor's interest in such property, determined in accordance with section 506(a) of the Code.

            1.82 Senior Notes. " Senior Notes" means and refers collectively to the 11.125% Senior Notes and the 9.5% Senior Notes.

            1.83 Stand-By Commitments. "Stand-By Commitments" means and refers to the commitments of the Stand-By Purchasers to exercise all Equity Rights not otherwise exercised by the holders of Allowed Class Three Claims.

            1.84 Stand-By Purchasers. "Stand-By Purchasers" means and refers to Albert Fried & Co. and certain of the funds and/or discretionary accounts managed by Loomis Sayles & Co., Inc.

            1.85 Termination. "Termination" means and refers to either (i) a discharge, (ii) a reduction in compensation, (iii) the assignment of the Executive to any duties inconsistent in any material respect to the Executive's position (including status, offices, title and reporting requirements), authority, duties or responsibilities or (iv) requiring the Executive to be based at any office or location that is more than 75 miles from Vineyard, Utah.

            1.86 Union. "Union" means and refers to the United Steelworkers of America, which represents the majority of Debtor's non-managerial employees in collective bargaining with Debtor.

            1.87 Union Contract. "Union Contract" means and refers to the collective bargaining agreement dated May 1, 1998 between the Union and the Debtor.

            1.88 Unsecured Claim. "Unsecured Claim" means a Claim other than a Claim for payment of an Administrative Expense, a Priority Claim, a Priority Tax Claim, the Congress Financial Claim, a Secured Claim, the Scottish Power Claim, the AFCO Claim, or an Interest.

            1.89 Unsecured Creditors' Committee. "Unsecured Creditors' Committee" means and refers to the second reconstituted Official Unsecured Creditors' Committee established in the Debtor's Case.

            1.90 Vineyard Iron Company. "Vineyard Iron Company" means and refers to the Delaware corporate entity known as the Vineyard Iron Company which was wholly-owned by the Debtor on the Petition Date and shall be a wholly-owned subsidiary of the Holding Company upon the Effective Date.

            1.91 Voting Deadline. "Voting Deadline" means and refers to the deadline established by Court Order for the submission of votes to accept or reject this Plan.

            1.92 Voting Procedures Order. "Voting Procedures Order" means and refers to that certain Order approved by the Court at a hearing on or about the date the hearing on the approval of the Disclosure Statement is held, establishing certain voting procedures for the holders of the Senior Notes.

            1.93 Voting Record Date. "Voting Record Date" means and refers to the date established by Order of the Court whereby the Record Holders and Beneficial Holders on such date become obligated to follow the procedures established in the Voting Procedure Order.

            1.94 Williams Farm Property. "Williams Farm Property" means and refers to the 76 acres of real property located between 1200 - 1400 North Geneva Road & I15, Orem, Utah.

            1.95 Williams Farm Property Subsidiary. "Williams Farm Property Subsidiary" means and refers to the Delaware corporation formed pursuant to
Section 6.06(a) of the Plan to hold the Williams Farm Property.


               ARTICLE II.- ADMINISTRATIVE EXPENSES AND TAX CLAIMS
               ---------------------------------------------------

            2.01 Compensation and Expenses of Professional Persons. Compensation and reimbursement of expenses of Professional Persons relating to services performed after the Petition Date, but provided prior to the Effective Date, to the extent such compensation and expense reimbursement has not been paid prior to the Effective Date and is not a Disallowed Claim, shall be subject to allowance by the Court, upon notice and application. The compensation and expense reimbursements of Professional Persons shall be paid in full within 10 Business Days after the entry of a Final Order allowing such compensation and expense reimbursements.

            2.02 Bar Date for Administrative Claims.

                  (a) Pre-Confirmation Date Claims and Expenses. All applications for final compensation of Professional Persons for services rendered and reimbursement of expenses incurred on or before the Effective Date and all other requests for payment of administrative costs and expenses incurred on or before the Effective Date under section 507(a)(1) or 507(b) of the Code (except for Claims for Administrative Expenses incurred in the ordinary course of business and Claims under 28 U.S.C. ss. 1930) shall be filed no later than 60 days after the Effective Date or shall forever be barred from recovery.

                  (b) Substantial Contribution Compensation and Expenses Bar Date. Any Person who requests compensation or expense reimbursement for making a substantial contribution in the Debtor's Case pursuant to section 503(b)(3), (4) and (5) of the Code must file an application with the clerk of the Court, no later than 60 days after the Effective Date, and serve such application on the Plan Proponents and as otherwise required by the Court and the Code or be forever barred from seeking such compensation or expense reimbursement.

                  (c) Effect of Failure to Timely File Claim or Request for Payment. Any request for payment of an Administrative Claim that is not filed by the applicable deadline set forth in this section 2.02 shall forever be barred. Under no circumstances will the applicable deadlines set forth above be extended by order of the Court or otherwise. Any holders of Claims for Administrative Expenses who are required to file a Claim or request for payment of such Claims or expense reimbursements and who do not file such Claims or requests for expense reimbursements by the applicable Administrative Bar Date shall be forever barred from asserting such Claims or expense reimbursements against the Debtor, the Reorganized Debtor, any property of the Debtor or Reorganized Debtor or any distributions under the Plan.

            2.03 Priority Tax Claims. At the option of the Plan Proponents, each holder of a Priority Tax Claim shall receive cash equal to the unpaid portion of such Priority Tax Claim on or as soon as practicable after the later of: (i) the Effective Date, and (ii) the date on which such Claim becomes an Allowed Priority Tax Claim; provided, however, that at the option of the Plan Proponents, the Reorganized Debtor may pay Allowed Priority Tax Claims over a period not exceeding six (6) years after the date of the assessment of the Priority Tax Claim as provided in subsection 1129(a)(9)(C) of the Bankruptcy Code.

            If the Plan Proponents elect this option as to any Priority Tax Claim, then the payment of such Allowed Priority Tax Claim shall be made in equal semiannual installments with the first installment due on the latest of:
(i) the Effective Date, (ii) 30 calendar days after the date on which an order allowing such Priority Tax Claim becomes a Final Order, and (iii) such other time as may be agreed to by the holder of such Priority Tax Claim and the Plan Proponents. Each installment shall include simple interest on the unpaid portion of such Allowed Priority Tax Claim, without penalty of any kind, at the statutory rate of interest provided for such taxes under applicable nonbankruptcy law; provided, however, that the Plan Proponents shall reserve the right to pay any Allowed Priority Tax Claim, or any remaining balance of such Allowed Priority Tax Claim, in full, at any time on or after the Effective Date, without premium or penalty. The Priority Tax Claim of the State of Utah shall be paid over the foregoing six year period with an annual rate of interest of 6% as provided by statute.

            2.04 Payment of Allowed Administrative Expenses. Holders of Allowed Claims for Administrative Expenses (other than the Congress Financial Claim, compensation and reimbursement for Professional Persons and Priority Tax Claims) shall be paid in full in cash as soon as practicable after the Effective Date or upon such other terms as have been agreed upon with such Claimant. Administrative Expenses that represent liabilities incurred in the ordinary course of business during the Debtor's Case (including the AFCO Claim and the Scottish Power Claim) shall be paid by the Reorganized Debtor in accordance with their terms.

            2.05 Treatment of Congress Financial Claim. On the Effective Date, all obligations of the Debtor with respect to the Congress Financial Claim shall be paid in cash or otherwise satisfied in full. Upon compliance with the foregoing sentence, all liens and security interests granted to Congress Financial to secure such obligations shall be deemed cancelled and shall be of no further force and effect. Prior to the Effective Date, upon request of the Debtor, Congress Financial shall give notice to the Plan Proponents of what it believes will be the total amount of the Congress Financial Claim on the Effective Date. If either of the Plan Proponents dispute the amount submitted by Congress Financial as the Congress Financial Claim as of the Effective Date, the Court shall determine the amount of the Congress Financial Claim as of the Effective Date.


              ARTICLE III.- CLASSIFICATION OF CLAIMS AND INTERESTS
              ----------------------------------------------------

            3.01 All Claims against and Interests in the Debtor (other than those certain Claims constituting Administrative Expenses, Priority Tax Claims or the Congress Financial Claim as described in Article II above) are divided into the following classes for all purposes, including voting, confirmation and distribution pursuant to the Plan.

            3.02 Class One Claims. Class One consists of all Allowed Priority Claims.

            3.03 Class Two Claims. Class Two consists of all Allowed Secured Claim.

            3.04 Class Three Claims. Class Three consists of Allowed Unsecured Claims in an amount greater than $5,000 that do not elect to be treated as a Class Four Claimant. Notwithstanding that the Indenture Trustee has submitted a single Claim for amounts relating to the 11.125% Senior Notes and a single Claim for amounts related to the 9.5% Senior Notes, under each Indenture, the Indenture Trustee may not vote on behalf of any of the Noteholders for purposes of voting to accept or reject the Plan. Rather, each Record Holder of a Note on the Voting Record Date established by the Court shall submit a ballot in accordance with the Voting Procedures Order.

            3.05 Class Four Claims. Class Four consists of all Allowed Unsecured Claims in an amount equal to or less than $5,000 and any Allowed Unsecured Claims in an amount in excess of $5,000, the holders of which elect to reduce their Claim to $5,000 prior to the Voting Deadline by completing the appropriate space on their ballot to accept or reject the Plan. The Noteholders do not have a right to elect Class Four treatment because the Noteholders' Claims originate from a single obligation, the Indentures pertaining to the Senior Notes.

            3.06 Class Four A Claim. Class Four A consists of claims subordinated pursuant to sections 510(b) or 510(c) of the Code, including the claim of Richard Allen for fraud in connection with the purchase or sale of 9.5% Senior Notes and 11.25% Senior Notes.

            3.07 Class Five Interests. Class Five consists of allowed Old Preferred Stock Interests.

            3.08 Class Six Interests. Class Six consists of allowed Old Common Stock Interests.


          ARTICLE IV.- TREATMENT OF CLAIMS NOT IMPAIRED UNDER THE PLAN
          ------------------------------------------------------------

            4.01 Class One Claims - Priority Claims. In complete settlement, satisfaction and discharge of its Claim(s), a Person holding a Claim in Class One will receive a cash payment equal to the amount of such Allowed Priority Claim on or within 10 Business Days after the later of: (i) the Effective Date and (ii) the date upon which such Person becomes the holder of such Allowed Priority Claim, or as otherwise agreed by such Person and the Reorganized Debtor.

            4.02 Class Two Claims - Secured Claims. Each Allowed Secured Claim will be dealt with as though a separate class and will receive treatment in complete settlement, satisfaction and discharge of its Claims as follows:

                  (a) under arrangements approved by the Court after notice and a hearing, the following creditors Secured Claims have been satisfied or released: Westcon, Inc. (lien released, no claim filed); Mannesmann Pipe & Steel (claim settled and paid under arrangements for wind up of contract and payment from the settlement of the Ex-L Tube Claim); United States Internal Revenue Service (claim paid via offset against Debtor's 1998 overpayment claimed on Form 1120, U.S. Corporation Income Tax Return); and ITEQ Storage Systems (claim settled and to be paid prior to confirmation of the Plan).

                  (b) the Plan will leave unaltered the legal, equitable, and contractual rights pertaining to the Allowed Secured Claims of the following creditors: Mitsui & Co. (USA), Inc.; Oxbow Carbon and Minerals, Inc.; Scott Specialty Gasses; and State of Utah Division of Oil, Gas & Mining; and

                  (c) each holder of the following Allowed Secured Claims will be paid in full in cash on the later of (i) the Effective Date and (ii) the date such Claim becomes an Allowed Secured Claim: A&K Railroad Materials and Global Materials f/k/a Mid-South Terminal. 4.03 Unimpaired Claims. By virtue of the foregoing provisions of this Article IV, the Claims in Classes One and Two are unimpaired under the Plan and the holders of such Claims are not entitled to cast ballots to accept or reject the Plan.


      ARTICLE V.- TREATMENT OF CLAIMS AND INTERESTS IMPAIRED UNDER THE PLAN
      ---------------------------------------------------------------------

            5.01 Class Three Claims - Unsecured Claims. As soon as practicable after the later of (i) the Effective Date or (ii) the date on which a Claim becomes an Allowed Unsecured Claim, each Person holding an Allowed Unsecured Claim in an amount greater than $5,000.00 that does not make the election provided in section 5.02 of the Plan shall be treated as follows:

                  (a) Each Person holding an Allowed Unsecured Claim, without regard to when such claim becomes an Allowed Claim, shall receive in complete settlement, satisfaction and discharge of its Allowed Unsecured Claim a pro rata portion of approximately 7,085,276 shares of the New Common Stock in the following manner: (i) each Person that has an Allowed Unsecured Claim on the Confirmation Date shall receive on the Effective Date the number of shares of New Common Stock that is equal to (a) the dollar amount of its Allowed Claim multiplied by (b) a fraction with a numerator of 7,085,276 and the denominator that equals the sum of (x) the aggregate dollar amount of all the Class Three Allowed Unsecured Claims on the Confirmation Date plus (y) an estimate of the dollar value that the Court will later allow by Final Order with respect to all Class Three Unsecured Claims that are Disputed Claims as of the Confirmation Date (the "Share Dollar Ratio") and (ii) each Person whose Disputed Claims as of the Confirmation Date becomes an Allowed Unsecured Claim in excess of $5,000 after the Confirmation Date shall receive the number of shares of the New Common Stock that is equal to the amount of such Allowed Claim multiplied by the Share Dollar Ratio.

                  (b) Each Person holding a Class Three Allowed Unsecured Claim on the Confirmation Date shall receive a pro rata portion of Equity Rights to subscribe for an aggregate of 2,315,000 shares of $25 million of Class A New Preferred Stock based on the dollar amount of such Allowed Claim.

            5.02 Class Four - Convenience Class. As soon as practicable after the later of (i) the Effective Date or (ii) the date on which a Claim becomes an Allowed Unsecured Claim, distributions shall be made as follows: (a) each Person holding an Allowed Unsecured Claim, that is not a Noteholder Claim, in an amount equal to or less than $5,000 shall receive in complete settlement, satisfaction and discharge of its Claim, a cash payment equal to 40% of such Allowed Unsecured Claim and (b) each Person holding an Allowed Unsecured Claim in excess of $5,000, that is not a Noteholder Claim, that elects by the Voting Deadline by so indicating on the claimant's ballot in a space to be provided therefor, to surrender such Allowed Unsecured Claim, shall receive a cash payment of $2,000 in full in exchange of such Claim. Once an election to surrender an Allowed Unsecured Claim is made, the election shall become irrevocable and the Person who made such an election may not seek treatment or vote as a member of Class Three. All Allowed Unsecured Claimants that elect to surrender their Class Three Claims for distribution as a Class Four Claimant are members of Class Four for voting and distribution purposes.

            5.03 Class Four A - Subordinated Unsecured Claims. Persons holding subordinated Unsecured Claims shall not receive any distributions under the Plan or retain any property on account of such claims.

            5.04 Class Five - Old Preferred Stock. Persons holding allowed Old Preferred Stock Interests shall not receive any distributions under the Plan.

            5.05 Class Six - Old Common Stock Interests. Persons holding allowed Old Common Stock Interests shall not receive any distributions under the Plan.

            5.06 Impaired Claims and Interests. By virtue of the foregoing provisions of Article V, the Claims in Classes Three and Four are impaired under the Plan and are entitled to cast ballots to accept or reject the Plan. Also by virtue of the foregoing provisions of Article V, the Interests in Classes Five and Six will not receive or retain any property under the Plan, are deemed to not accept the Plan pursuant to U.S.C. ss. 1126 (g), and shall not be solicited or have any right to cast ballots to accept or reject the Plan.


                ARTICLE VI.- MEANS FOR IMPLEMENTATION OF THE PLAN
                -------------------------------------------------

            6.01 Continuation of Business. After the Effective Date, the Reorganized Debtor shall continue to operate its business subject to its obligations under the Plan, with all powers of a limited liability company, allowed under applicable state law, without prejudice to any right to alter or terminate such existence (whether by merger or otherwise) under such applicable law. Except as otherwise expressly provided in the Plan, on the Effective Date the Reorganized Debtor will be vested with all of the property of the estate free and clear of all Claims, liens, encumbrances, charges and other interests of creditors and equity security holders, and may operate its business free of any restrictions imposed by the Code or by the Court.

            6.02 Formation of Holding Company and Issuance of New Common Stock. Immediately before or on the Effective Date, the Debtor shall create two wholly-owned subsidiaries, the Holding Company and an interim corporation (the "Interim Corporation"), by filing certificates of incorporation with the Secretary of State of Delaware in accordance with Section 103 of the Delaware General Corporation Law. The Holding Company certificate of incorporation will, among other things, provide (to the extent necessary to effectuate the terms of the Plan) for (i) the authorization of 40,000,000 shares of the New Common Stock, (ii) the authorization of New Preferred Stock in two classes, and (iii) the prohibition of the issuance of non-voting equity securities.

            6.03 Restructuring of Geneva. Immediately before or on the Effective Date, the Holding Company shall create a wholly-owned limited liability company subsidiary by filing a Certificate of Organization with the Secretary of State of Delaware (the "New LLC"). On the Effective Date, Geneva shall merge into the Interim Corporation, with the Interim Corporation being the surviving entity. The Old Common Stock and Old Preferred Stock shall be cancelled pursuant to the Plan, and shares of the Interim Corporation shall be issued to Class Three Claimants that hold Allowed Claims. Immediately thereafter, the Interim Corporation, then the sole shareholder of Holding Company, shall merge into the New LLC with the New LLC surviving (the "Reorganized Debtor"). In connection with the merger, shares of the Interim Corporation shall be cancelled and converted into the right to receive shares of the New Common Stock.

            6.04 Issuance and Terms of New Common Stock. On the Effective Date, in connection with the merger, Holding Company will issue approximately 6,898,137 shares of New Common Stock to Class Three Claimants that hold Allowed Claims as of the Confirmation Date in accordance with the terms and conditions of the Plan. Holding Company anticipates issuing an additional 187,139 shares of New Common Stock to holders of Disputed Claims on the Confirmation Date as such Claims are resolved. In addition, the Holding Company will issue (i) shares of New Common Stock to certain executives in partial satisfaction of the Emergence Bonus established pursuant to the Employee Retention Program, and (ii) .69% of the New Common Stock to the Stand-By Purchasers in consideration for the Stand-By Commitment. The Holding Company shall also issue options to purchase 5% of New Common Stock as part of management's compensation. The provisions of the New Common Stock shall be set forth in the certificate of incorporation of Holding Company and are summarized below:

                  (a) Authorization and Issuance. The New Common Stock shall have the characteristics described below. Holding Company shall be authorized to issue up to 40,000,000 shares of New Common Stock.

                  (b) Par Value. The New Common Stock shall have $.01 par value per share.

                  (c) Rights. The New Common Stock shall have such rights with respect to dividends, liquidation, voting and other matters as set forth in the Holding Company Certificate of Incorporation.

                  (d) Securities Act Exemption. The issuance of New Common Stock pursuant to the Plan shall be exempt from registration under the Securities Act of 1933, as amended (the "Securities Act") pursuant to Section 1145 of the Code.

                  (e) Stock Exchange Listing. Holding Company shall use its best efforts to cause the New Common Stock to be accepted for listing on a nationally-recognized stock exchange as soon as practical after the Effective Date.

                  (f) Registration of Securities Issued Pursuant to the Plan. Holding Company will undertake to use its best efforts to register the New Common Stock under the Securities Act to permit resales by Persons receiving such securities pursuant to the Plan who are deemed to be "underwriters" with respect to such securities, as defined in Section 1145(b)(1)(D) of the Code and in any event will file, at the expense of Holding Company, a registration statement with the Securities and Exchange Commission for any such securities as promptly as practicable after requested by any such Person. On the Effective Date, Holding Company and the Reorganized Debtor shall enter into a Registration Rights Agreement containing normal and customary terms with any Person deemed to be an underwriter of the New Common Stock.

            6.05 Issuance and Terms of New Preferred Stock. On the Effective Date, Holding Company will be authorized to issue blank check new preferred stock and Class A New Preferred Stock. The Holding Company shall only issue up to 2,315,000 shares of Class A Preferred Stock. The provisions of the New Preferred Stock shall be set forth in the Holding Company Certificate of Incorporation. The Class A terms are summarized below:

                  (a) Equity Rights Offering. Shares in Class A shall be issued to those persons participating in the Equity Rights offering.

                  (b) Mandatory Conversion. On the 5th anniversary of the Effective Date, each share of Class A New Preferred Stock shall be converted into one share of New Common Stock.

                  (c) Conversion option. Each share of Class A New Preferred Stock may be converted into one share the New Common Stock at any time, in whole or in part at the options of the respective holders of the Class A New Preferred Stock.

                  (d) Dividend Rights. The Class A Preferred Stock will have a 12% dividend per annum, of which 8% will be payable in cash and 4% will be payable in New Common Stock. To the extent that any portion of the 8% cash dividend is not permitted by the terms and conditions governing the New Term Loan and New Revolver or to the extent that funds are not otherwise legally available, such amount will be satisfied by the issuance of New Common Stock equal to, on a pro rata basis, 1.85% of the issued and outstanding New Common Stock of the Holding Company on a fully diluted basis. The remaining 4% dividend on the Class A New Preferred Stock will be satisfied through the issuance of shares of New Common Stock, based on the average market price for such common shares during the 30-day trading period immediately preceding the record date for the dividend.

                  (e) Liquidation Preference. The face amount of the Class A New Preferred Stock on the Effective Date plus accrued and unpaid dividends through the date of such determination.

                  (f) Securities Act Exemption. The issuance of Class A New Preferred Stock pursuant to the Plan shall be exempt from registration under the Securities Act pursuant to Section 1145 of the Code.

                  (g) Stock Exchange Listing. The Reorganized Debtor shall use its best efforts to cause the Class A New Preferred Stock to be accepted for listing on a nationally-recognized stock exchange as soon as practical after the Effective Date.

                  (h) Registration of Class A New Preferred Stock. Holding Company will undertake to use its best efforts to register the Class A New Preferred Stock under the Securities Act to permit resales by Persons receiving such securities pursuant to the Plan who are deemed to be "underwriters" with respect to such securities, as defined in Section 1145(b)(1)(D) of the Code and in any event will file a registration statement with the Securities and Exchange Commission for any such securities as promptly as practicable after requested by any such Person. On the Effective Date, the Holding Company shall enter into a Registration Rights Agreement containing normal and customary terms with any Person deemed to be an underwriter of the Class A New Preferred Stock.

            6.06 Holding Company Subsidiaries. On the Effective Date, the following actions shall be taken:

                  (a) The Reorganized Debtor shall form the Williams Farm Property Subsidiary and transfer ownership of the Williams Farm Property to the Williams Farm Property Subsidiary. After such transfer, the Reorganized Debtor will distribute ownership of the Williams Farm Property Subsidiary to the Holding Company. The organizational documents for the Williams Farm Subsidiary will, among other things, provide for the prohibition of the issuance of non-voting equity securities.

                  (b) The Reorganized Debtor shall form the Iron Ore Mines Subsidiary and transfer ownership of the Iron Ore Mines to the Iron Ore Mines Subsidiary. After such transfer, the Reorganized Debtor will distribute ownership of the Iron Ore Mines subsidiary to the Holding Company. The organizational documents for the Iron Ore Mines Subsidiary will, among other things, provide for the prohibition of the issuance of non-voting equity securities.

                  (c) The Reorganized Debtor shall transfer or distribute ownership of all of the outstanding capital stock of Vineyard Iron Company and the Vineyard Management Company to the Holding Company.

            6.07 Exit Capital. The Reorganized Debtor shall enter into the Exit Facility to obtain the funds necessary to repay the Congress Financial Claim, make other payments required to be made on the Effective Date and conduct its post-reorganization business. The Exit Facility will be comprised of two loans, as follows:

                  (a) Term Loan. The Term Loan shall be in the amount of $110,000,000 and shall have the substantially the terms set forth in the loan and security agreement and related documents which will be filed with the Court at or before the hearing on confirmation of the Plan. The United States government will guarantee 85% of the New Term Loan under the Emergency Steel Loan Guaranty Act. The New Term Loan will be further secured by substantially all of Geneva's operating assets (excluding inventory, accounts receivables, certain equipment and related intangibles). The New Term Loan matures in September 2005 and bears an interest rate of approximately LIBOR plus 2.9% (blended).

                  (b) New Revolver. The New Revolver shall be in the amount of up to $125,000,000 and shall have substantially the terms set forth in the credit agreement and related documents which will be filed with the Court at or before the hearing on confirmation of the Plan.

            6.08 Procedures for Exercise of Equity Rights.


      THE EXERCISE OF EQUITY RIGHTS IS OPTIONAL AND NOT MANDATORY. PRIOR TO EXERCISING ANY SUCH RIGHTS, ELIGIBLE HOLDERS ARE ADVISED TO CONSULT WITH THEIR FINANCIAL AND LEGAL ADVISORS.

                  (a) A total of 2,315,000 Equity Rights will be distributed to holders of Class Three Allowed Unsecured Claims as of the Confirmation Date. Each Equity Right may be exercised by the holder thereof at any time during the Equity Rights Exercise Period to purchase one share of the Class A New Preferred Stock at the price of $10.80 per share (the exercise of any Equity Rights in such manner being referred to as a "Primary Exercise"). Although a holder of Equity Rights may exercise all or any portion of such holder's Equity Rights pursuant to a Primary Exercise, all such Equity Rights that are to be exercised by such holder pursuant to a Primary Exercise shall be exercised concurrently. Any holder of Equity Rights that seeks to exercise all of such holder's Equity Rights pursuant to a Primary Exercise may also seek to exercise an additional number of Equity Rights not to exceed the difference that results from subtracting (i) the number of Equity Rights sought to be exercised by such holder pursuant to a Primary Exercise from (ii) the number of Equity Rights issued under the Plan (the exercise of any Equity Rights in such manner being referred to as an "Oversubscription Exercise"). Any exercise of Equity Rights pursuant to a Primary Exercise or an Oversubscription Exercise will be irrevocable. Any exercise of Equity Rights pursuant to an Oversubscription Exercise will be subject to prorationing as described in clause (d) below in the event that the total number of Equity Rights sought to be exercised pursuant to Primary Exercises and Oversubscription Exercises exceeds the number of Equity Rights issued under the Plan.

                  (b) In order for any Primary Exercise (and any related Oversubscription Exercise) of Equity Rights to be valid and effective, the holder of Equity Rights seeking to effect such Primary Exercise must have been the holder of an Allowed Class Three Claim in respect of which the Equity Rights subject to such Primary Exercise were issued pursuant to Section 3.03 of the Plan, or a transferee of the Equity Rights of such a holder, and must deliver to the Disbursing and Exchange Agent prior to the Equity Rights Expiration Date a properly completed and duly authorized Exercise Notice which (i) indicates the number of Equity Rights sought to be exercised pursuant to a Primary Exercise and the number, if any, of Equity Rights sought to be exercised pursuant to an Oversubscription Exercise and (ii) is accompanied by a certified check or bank draft drawn upon a United States bank or wire transfer in an amount equal to the sum of (a) the product of the Equity Rights Exercise Price and the number of Equity Rights sought to be exercised pursuant to a Primary Exercise and (b) the product of the Equity Rights Exercise Price and the number, if any, of Equity Rights sought to be exercised pursuant to an Oversubscription Exercise. The foregoing items will not be deemed to have been timely delivered to the Disbursing and Exchange Agent (and thus the attempted exercise of Equity Rights pursuant to a Primary Exercise and/or an Oversubscription Exercise will not be valid or effective) unless they are actually received by the Disbursing and Exchange Agent at the address specified therefor in the Exercise Instructions accompanying the form of Exercise Notice to be provided pursuant to clause (e) below prior to the Equity Rights Expiration Date and are completed and executed in conformity with the Exercise Instructions.

                  (c) On or before the Equity Rights Determination Date, the Disbursing and Exchange Agent will mail to each holder of Equity Rights that has sought to exercise Equity Rights in a Primary Exercise and/or an Oversubscription Exercise a written statement specifying the number of Equity Rights that were validly and effectively exercised by such holder (after giving effect, if applicable, to prorationing pursuant to clause (d) below of Equity Rights sought to be exercised by such holder pursuant to an Oversubscription Exercise), together with (i) if applicable, the amount being refunded (without interest) in respect of the Equity Rights Exercise Price relating to any Equity Rights that were not validly and effectively exercised by such holder as a result of untimeliness, noncompliance with the requirements specified herein or in the Exercise Instructions, prorationing pursuant to class (d) below or otherwise and (ii) stock certificates representing the shares of Class A New Preferred Stock so purchased. No fractional shares of stock will be delivered upon the exercise of any Equity Right.

                  (d) In the event that the total number of Equity Rights sought to be exercised pursuant to Primary Exercises and Oversubscription Exercises exceeds the number of Equity Rights issued under the Plan, (i) all Equity Rights that shall have otherwise been validly and effectively exercised pursuant to Primary Exercises shall be deemed to have been validly and effectively exercised and (ii) the number of Equity Rights that shall be deemed to have been validly and effectively exercised by any holder of Equity Rights pursuant to an Oversubscription Exercise (assuming that all other requirements for valid and effective exercise shall have been satisfied) shall be determined by (a) multiplying the aggregate number of Equity Rights that were not validly and effectively exercised pursuant to Primary Exercises by a fraction, the numerator of which will be the number of Equity Rights issued under the Plan to such holder and the denominator of which shall be the number of Equity Rights issued under the Plan to all holders of Equity Rights who shall have exercised Equity Rights pursuant to Oversubscription Exercise and (b) eliminating any resulting fractions. If the prorationing pursuant to the immediately preceding sentence would otherwise result in any holder being deemed to have validly and effectively exercised a greater number of Equity Rights than such holder sought to exercise pursuant to its Oversubscription Exercise, then such holder will be deemed to have validly and effectively exercised only that number of Equity Rights which such holder sought to exercise pursuant to its Oversubscription Exercise and any remaining Equity Rights not otherwise deemed to have been validly and effectively exercised will be deemed to have been validly and effectively exercised by other holders of Equity Rights that have made Oversubscription Exercises on the basis set forth in the immediately preceding sentence. This prorationing process will be repeated as necessary until all Equity Rights shall have been deemed to have been validly and effectively exercised by such holders.

                  (e) In order to facilitate the exercise of Equity Rights, the Disbursing and Exchange Agent will mail on or as promptly as is practicable after the Effective Date to each Holder of Allowed Class Three Claims a form of the Exercise Notice (an "Exercise Notice") together with the Exercise Instructions (which will include instructions for the proper completion and due execution of the Exercise Notice and timely delivery thereof, together with payment of the Equity Rights Exercise Price to the Exchange Agent and may specify other requirements relating to the valid and effective exercise of Equity Rights). All determinations as to proper completion, due execution, timeliness, eligibility, prorationing and other matters affecting the validity or effectiveness of any attempted exercise of any Equity Rights shall be made by the Disbursing and Exchange Agent, whose determination shall be final and binding. The Disbursing and Exchange Agent in its sole discretion may waive any defect or irregularity, or permit a defect or irregularity to be corrected within such time as it may determine or reject the purported exercise of any Equity Right subject to any such defect or irregularity. Deliveries required to be received by the Disbursing and Exchange Agent in connection with a purported exercise of Equity Rights will not be deemed to have been so received or accepted until actual receipt thereof by the Disbursing and Exchange Agent shall have occurred and any defects or irregularities shall have been waived or cured within such time as the Disbursing and Exchange Agent may determine in its sole discretion. Neither the Debtor nor the Disbursing and Exchange Agent shall have any obligation to give notice to any holder of an Equity Right of any defect or irregularity in connection with any purported exercise thereof or incur any liability as a result of any failure to give any such notice.

                  (f) In the event that the total number of Equity Rights sought to be exercised pursuant to Primary Exercises and Oversubscription Exercises is less than the number of Equity Rights under the Plan, the Stand-By Purchasers shall exercise all remaining Equity Rights pursuant to the terms and conditions of the Stand-By Commitment. The Stand-By Commitment is attached as Exhibit 1. Notwithstanding anything in the forgoing to the contrary, Albert Fried & Co. LP shall be released from its obligations under its Stand-By Commitment and the Debtor shall be released from its obligation to pay Albert Fried & Co. a stand-by commitment fee in the event that Albert Fried & Co. LP funds what is commonly referred to as the "tranche c" portion of the New Term Loan.

                  (g) The Stand-By Purchasers shall receive as a fee, payable on the Effective Date, .69% of the New Common Stock, on a fully diluted basis.

            6.09 Designation of Initial Directors and Officers. The existing senior officers of the Debtor shall serve initially in their current capacities after the Effective Date. On the Effective Date, the term of the current board of directors of Geneva shall expire. The certificate of incorporation for the Holding Company and the organizational documents of the Reorganized Debtor shall provide that the board of directors (or board of managers in the case of a limited liability company) be comprised of the same ten persons. The following proposed directors have been identified: Class I directors: (1) R. J. Shopf (Chief Restructuring Officer, Babcox & Wilcox, New Orleans, La.); (2) Frank T. MacInnis (current Chairman of Emcor Group, Inc., Norwalk, Connecticut); and (3) Murray Drabkin (Partner, Hopkins & Sutter, Washington, D.C.). Class II directors: (1) Ken C. Johnsen (Executive Vice-President and General Counsel, Geneva Steel Company); (2) Albert Fried, Jr. (Albert Fried & Co., LLP, New York
City); (3) A. Stanley West (Cleveland-Cliffs Iron Company, Cleveland, Ohio); and
(4) John LaMaccia (former CEO of CellNet Data Systems). Class III directors: (1) Joseph A. Cannon (Chief Executive Officer, Geneva Steel Company); (2) Donald R. Shepard (former Chairman and Chief Executive Officer, Loomis Sayles & Co., L.P., Rancho Santa Fe, California); and (3) Michael T. Yonker (former President and Chief Executive Officer, Portec, Inc., Oakbrook, Illinois). Joseph A. Cannon shall serve as the initial chairman of the board of the Holding Company. The directors (or managers) in Class I shall serve as directors (or managers) for an initial period terminating on the date of the first annual shareholder (or member) meeting that is held at least one year after the Effective Date, when at such time the positions in Class I are subject to election for a term of 3 years. The directors (or managers) in Class II shall serve as directors (or managers) for an initial period terminating on the date of the second annual shareholder (or member) meeting that is held at least two years after the Effective Date, when at such time the positions in Class II are subject to election for a term of 3 years. Finally, the directors (or managers) in Class III shall serve as directors (or managers) for an initial period terminating on the date of the third annual shareholder (or member) meeting that is held at least three years after the Effective Date, when at such time the positions in Class III are subject to election for a term of 3 years. The organizational documents for the subsidiaries of the Holding Company other than the Reorganized Debtor shall provide that the directors or managers shall be a subset of the same ten persons who are directors of the Holding Company.

            6.10 Employment, Retirement, Indemnification and Other Agreements. To the extent that the Debtor has in place as of the Effective Date or this plan provides for employment, retirement, indemnification, and other agreements with their respective active directors, officers, and employees who will continue in such capacities after the Effective Date, or retirement income plans, welfare benefit plans and other plans for such Persons, such agreements, programs, and plans shall remain in place after the Effective Date and the Reorganized Debtor shall continue to honor such agreements, programs and plans. However, subject to
Section 6.12 of the Plan, as of the Effective Date, the Reorganized Debtor shall have the authority to terminate, amend or enter into employment, retirement, indemnification and other agreements with its active directors, officers, and employees and to terminate, amend, or implement retirement income plans, welfare benefit plans and other plans for active employees. Such agreements and plans may include equity, bonus and other incentive plans and other plans for which officers, and other employees of the Reorganized Debtor may be eligible to participate.

            6.11 Emergence Bonus. The Reorganized Debtor shall pay the Emergence Bonus consistent with the terms of the Employee Retention Plan Order.

            6.12 Management Incentive Compensation. (a) Incentive Compensation. On the Effective Date, options to purchase 5% of the New Common Stock, on a fully-diluted basis (including adjustment for the issuance of the New Preferred Stock pursuant to the rights offering), will be granted to the management team as follows: Joseph A. Cannon - 1.9%, Ken C. Johnsen 1.4%, Tim Clark - .6%, Carl
E. Ramnitz - .4%, Dennis Wanlass - .4%, and Marcus Phillips - .3%. The options are in addition to the shares of New Common Stock granted pursuant to the Emergence Bonus. The options will vest as follows: 25% on the Effective Date and 25% on each of the first, second and third anniversaries of the Effective Date. The options will mature on the 10th anniversary of their vesting. The vesting of options shall accelerate upon the death or disability of the grantee, a Change of Control of the Holding Company or the Reorganized Geneva, or the Termination of the grantee's employment with either the Holding Company or the Reorganized Debtor other than for Cause. The exercise price of the options will be the lower of (a) the average closing price of the New Common Stock for the first 30 days following the Effective Date or (b) $15.43 per share.

                  (b) Severance Protection. If on or before the later of the first anniversary of the Effective Date or fourteen months following the Confirmation Date, either Joseph A. Cannon or Ken C. Johnsen are Terminated other than for Cause, either expressly or constructively, or there is a Change in Control of either the Holding Company or the Reorganized Debtor, then the affected individual's options shall vest immediately and they shall be paid, as soon as practicable but in no event later than 30 days, a cash payment equal to one year's salary and they shall have all employee benefits continued for two years from the date the termination became effective. The right to receive benefits is subject to reduction to the extent the terminated individual obtains new employment which provides such benefits. All officers shall become eligible for participation in the existing severance program for nonunion employees, provided that any such severance benefits would be reduced by benefits received under another severance benefit provided by the Reorganized Debtor. The Boards of Directors of the Holding Company and the management committee of the Reorganized Debtor shall address, as each may choose, severance protection for Joseph A. Cannon and Ken C. Johnsen beyond the first anniversary of the Effective Date and for all other officers from and after the Effective Date.


                ARTICLE VII.- PROVISIONS GOVERNING DISTRIBUTIONS
                ------------------------------------------------

            7.01 Distributions for Claims Allowed as of the Effective Date. (a) Except as otherwise provided in this Article VII, or as may be ordered by the Court, distributions to be made on the Effective Date on account of Claims that are allowed as of the Effective Date shall be made as of the Effective Date. Distributions shall be deemed made as of the Effective Date if made on the Effective Date or as promptly thereafter as practicable, but in any event no later than 20 days after the later of Effective Date or the receipt of any instruments required to be surrendered in connection with such distribution.

                  (b) From and after the Effective Date, cash to be distributed on the Effective Date on account of Claims allowed as of the Confirmation Date shall be held pending distribution in trust in segregated accounts in the name of the Disbursing and Exchange Agent for the benefit of the holders of such Claims. The Disbursing and Exchange Agent shall invest such cash in a manner consistent with Reorganized Debtor's investment and deposit guidelines. Distributions of cash on account of each Claim allowed as of the Confirmation Date shall not include interest from such investment of cash. New Common Stock to be issued and distributed pursuant to the Plan shall be issued as of the Confirmation Date regardless of the date on which they are actually distributed.

            7.02 Distributions by the Disbursing and Exchange Agent and the Indenture Trustee.

                  (a) All distributions of New Common Stock, Class A New Preferred Stock and cash shall be made by the Disbursing and Exchange Agent as required under the Plan, except for distributions of New Common Stock to the Noteholder Claimants on account of their Claims under the Indentures, which shall be made by the Indenture Trustee pursuant to Section 7.02(b) below. The Disbursing and Exchange Agent may employ or contract with other entities to assist in or make the distributions required by the Plan with the consent of the Plan Proponents. Each Disbursing and Exchange Agent shall serve without bond, and each Person that is employed by the Disbursing and Exchange Agent to assist in or make the distributions required by the Plan shall receive, without further Court approval, reasonable compensation for distribution services rendered pursuant to the Plan and reimbursement of reasonable out-of-pocket expenses incurred in connection with such services from the Reorganized Debtor on terms acceptable to the Plan Proponents.

                  (b) Indenture Trustee

                        (i) Any individual proof of claim by a Noteholder on account of a Claim under or evidenced by a Note, with respect to which Note a proof of claim has been deemed filed or filed by the Indenture Trustee will be disallowed. Instead, one Claim will be allowed in the name of the Indenture Trustee on behalf of the holders of the Senior Notes. All distributions provided for the Plan on account of the Senior Notes may be made to the Indenture Trustee, for further distribution to registered holders of the Senior Notes. Any such distribution shall be made pursuant to the applicable Indenture and shall be subject to the terms of any Indenture Trustee Charging Lien.

                        (ii) Notwithstanding the provisions in Section 7.11 below regarding the rejection or cancellation of the Indentures, the Indentures shall continue in effect to the extent necessary to allow the Indenture Trustee to receive and make distributions pursuant to the Plan on account of the Senior Notes and to maintain the validity of Indenture Trustee Charging Lien. Any actions taken by the Indenture Trustee that are not for these purposes shall be null and void as against Debtor and the Reorganized Debtor, and the Reorganized Debtor shall have no obligations to the Indenture Trustee for any fees, costs or expenses incurred in connection with any such unauthorized actions or actions to enforce Indenture Trustee Charging Lien.

                        (iii) Subject to any modification of the Plan pursuant to Section 13.05 below, the Plan Proponents consent to the Court's entry of an order or orders granting allowance of compensation for the reasonable fees and expenses of the Indenture Trustee and its professionals, to the extent incurred or accrued in connection with the Case and irrespective of whether such fees and expenses were incurred or accrued before or after the Petition Date, and as determined in accordance with the standard for allowance and payment of such charges under the respective Indenture (and not with reference to any "substantial contribution" or other standard applicable under Bankruptcy Code section 503(b)(3),(4) or (5) or otherwise); provided, however, that such an order shall be entered only upon notice and application by the Indenture Trustee.

            7.03 Compensation and Reimbursement of the Indenture Trustee for Services Related to Distributions Pursuant to the Plan. The Indenture Trustee, for providing services related to distributions pursuant to the Plan to holders of Senior Notes, shall receive, from the Reorganized Debtor, without further Court approval, reasonable compensation for such services and reimbursement of reasonable out-of-pocket expenses incurred in connection with such services. These payments shall be made on terms agreed upon with the Plan Proponents, and shall be in addition to distributions made to any Indenture Trustee on account of any Allowed Claims or on account of any claims secured by an Indenture Trustee Charging Lien.

            7.04 Distribution Record Date. As of the Distribution Record Date, the transfer registers for the Senior Notes, the Old Preferred Stock and the Old Common Stock maintained by the Debtor, the Indenture Trustee or their respective agents, shall be closed. Moreover, the Disbursing Agent, the Indenture Trustee and their respective agents shall have no obligation to recognize the transfer of any Senior Notes, Old Preferred Stock or Old Common Stock occurring after the Distribution Record Date, and shall be entitled for all purposes relating to the Plan to recognize and deal only with those holders of record as of the close of business on the Distribution Record Date.

            7.05 Surrender of Notes or Instruments. (a) Except as provided below for lost, stolen, mutilated or destroyed notes or instruments, each holder of an Allowed Claim evidenced by a note or instrument (other than holders of an Allowed Claim based on the 11.125% Senior Notes or 9.5% Senior Notes) shall tender such note or instrument to the Disbursing and Exchange Agent in accordance with written instructions to be provided to such holders by the Disbursing and Exchange Agent as promptly as practicable following the Effective Date. Such instructions shall specify that delivery of the notes and instruments will be effected, and risk of loss and title thereto will pass, only upon proper delivery of such notes and instruments with a letter of transmittal in accordance with such instructions. All surrendered notes and instruments shall be marked as canceled and delivered to the Reorganized Debtor. Except as set forth in the Plan, no distribution under the Plan shall be made to or on behalf of any holder of a Claim evidenced by a note or instrument, unless and until such note or instrument is received or the non-availability of such note or instrument is established to the satisfaction of the Reorganized Debtor.

                  (b) In addition to any requirements under any notes or instruments (other than the Senior Notes) or the certificate of incorporation and by-laws of the Debtor, any holder of a Claim evidenced by a note or instrument (other than holders of the 11.125% Senior Notes and 9.5% Senior Notes) that has been lost, stolen, mutilated or destroyed shall, in lieu of surrendering such note or instrument, deliver to the Disbursing and Exchange
Agent: (a) evidence satisfactory to the Disbursing and Exchange Agent of the loss, theft, mutilation or destruction; and (b) such security or indemnity as may be required by the Disbursing and Exchange Agent to hold the Disbursing and Exchange Agent harmless from any damages, liabilities or costs incurred in treating such individual as a holder of a Claim evidenced by such note or instrument.

            7.06 Surrender of the 11.25% Senior Notes and 9.5% Senior Notes. Each holder of a Claim against the Debtor evidenced by an 11.125% Note or a 9.5% Note shall surrender said Note to the Indenture Trustee pursuant to their respective Indenture.

            7.07 Unclaimed Cash or New Common Stock. If any Person entitled to receive cash, New Common Stock or Class A New Preferred Stock directly from the Debtor or the Holding Company, as applicable, under the Plan cannot be located upon the Effective Date, but such Person is located within two years of the Confirmation Date, any such cash and any such New Common Stock, together with any dividends payable thereon, will be paid or distributed to such Person. If such Person cannot be located within two years of the Confirmation Date, any such cash and any such New Common Stock and accrued dividends thereon will become property of and shall be released to the Reorganized Debtor or the Holding Company, as applicable; provided, however, that nothing in the Plan shall require the Reorganized Debtor to attempt to locate any such Person beyond attempting to communicate with that Person at his last known address or the last known address of his attorney of record.

            7.08 Fractional Shares. Any other provision of the Plan notwithstanding, distribution of shares of the New Common Stock and Class A New Preferred Stock shall be made only in full shares. No fractional shares shall be distributed even though the relevant calculation may arrive at a number of shares to be distributed to a particular Claimant that includes a fractional amount. When any calculation calls for a distribution of a fractional share, the actual number of shares distributed shall be rounded down to the nearest whole number if the fraction is less than or equal to 0.50 and rounded up to the nearest whole number if the fraction is greater than 0.50. For the purpose of this section 7.08, the determination of whether fractional shares exist shall be made by examining the distributions as if made to the Beneficial Holders rather than the Record Holders.

            7.09 Distribution Dates. Whenever any distribution of cash or New Common Stock to be made under the Plan is due on a day other than a Business Day, such distribution will instead be made, without interest, on the next Business Day.

            7.10 Tax Provisions. Pursuant to section 1146(c) of the Bankruptcy Code, the issuance, transfer or other exchange of a security, or the making or delivery of an instrument or transfer under the Plan shall not be taxed under any state or local law imposing a stamp tax, transfer tax or similar tax or fee.

            7.11 Cancellation of Indentures. On the Effective Date, the Indentures shall, except as provided in Section 7.02(b) be deemed canceled, terminated and of no further force or effect. Notwithstanding the foregoing or any other provision of the Plan, such cancellation of the Indentures shall not impair rights and duties under the respective Indentures as between the Indenture Trustee, and the beneficiaries of the trust created thereby, or as between the Indenture Trustee and the Debtor, as set forth in the respective Indentures, including, inter alia, the right of the Indenture Trustee to enforce the Indenture Trustee Charging Lien pursuant to the respective Indentures. The Senior Notes shall not be canceled other than pursuant to Section 7.06 of the Plan and, until such cancellation, such Senior Notes shall be evidence of the entitlement of the holder thereof to receive distributions of property from the Debtor, the Reorganized Debtor or Holding Company, as applicable, pursuant to the Plan.


                 ARTICLE VIII.- CONDITIONS TO THE EFFECTIVE DATE
                 -----------------------------------------------

            8.01 Conditions to Confirmation. The Plan shall be null and void and have no force or effective unless the Court shall have entered an order confirming the Plan in accordance with Chapter 11 (the "Confirmation Order"), which order shall be a Final Order and which order shall:

                  (a) except as otherwise provided in the Plan, discharge the Debtor and its successors in interest, effective on the Effective Date, from any Claim and any "debt" (as the term is defined in section 101(12) of the Code) and the Debtor's liability in respect thereof is extinguished completely, whether reduced to judgment or not, liquidated or non-liquidated, contingent or non-contingent, asserted or unasserted, fixed or not, matured or unmatured, disputed or undisputed, legal or equitable, known or unknown, that arose from any agreement of the Debtor entered into or obligation of a Debtor prior to the Confirmation Date or from any conduct of the Debtor prior to the Confirmation Date, including, without limitation, all interest, if any, on any such Claim or debt, whether such interest accrued before or after the date of commencement of the Debtor's Case, and from any liability of a kind specified in sections 502(g), 502(h) and 502(i) of the Code, whether or not a proof of claim is filed or deemed filed under section 501 of the Code, such Claim is allowed under section 502 of the Code, or the holder of such Claim has accepted the Plan;

                  (b) limit the Debtor's liability for any Claim to the amounts that the Debtor is required to pay pursuant to the Plan;

                  (c) declare that the provisions of the Confirmation Order shall not be severable and are mutually dependent;

                  (d) declare that the recordation of any mortgages shall be free from any and all transfer tax;

                  (e) declare that the recordation of the transfer of the Williams Farm Property to the Williams Farm Property Subsidiary and the transfer of the Iron Ore Mines to the Iron Ore Mines Subsidiary shall be free from any and all recordation and transfer taxes;

                  (f) approve and authorize the transfer of all the outstanding ownership interests in Vineyard Management Company and Vineyard Iron Company, from the Reorganized Debtor to the Holding Company;

                  (g) approve and authorize the new Exit Facility in substantially the form filed with the Court and authorize the Reorganized Debtor to execute such other documents as the Exit Facility Lenders may reasonably require to effectuate the treatment afforded such lenders under the Exit Facility, including the creation of any liens in favor of such lender granted thereby; and

                  (h) declare that the Plan Proponents have solicited acceptances of the Plan in good faith and in compliance with the Code, and that the Debtor and each of its affiliates, agents, directors, officers, employees, advisors and attorneys have participated in good faith and in compliance with the applicable provisions of the Code in the offer, issuance, sale and purchase of securities offered or sold under the Plan, and therefore are not liable for the violation of any applicable law, rule or regulation governing the solicitation of votes on the Plan or the offer, issuance, sale and purchase of securities under the Plan.

                  (i) declare that the issuance of the New Common Stock, New Preferred Stock, New Subsidiary Stock, Equity Rights and the equity securities of the Williams Farm Subsidiary and the Iron Ore Subsidiary under the Plan are exempt from any and all federal and state security registration requirement.

            8.02 Conditions to the Effective Date. The occurrence of the Effective Date shall be subject to the satisfaction or the waiver by the Plan Proponents of the following conditions: (a) The Confirmation Order shall be entered and shall be a Final Order; (b) The Holding Company shall have tendered a registration rights agreement containing normal and customary terms to any person deemed to be an underwriter of the New Common Stock. (c) The closing of the Exit Facility.

            8.03 Waiver. The Plan Proponents may waive any of the requirements contained in this Article VIII, at any time without formal action and without leave of Court.


                   ARTICLE IX. - EFFECTS OF PLAN CONFIRMATION
                   ------------------------------------------

            9.01 Discharge. Except as otherwise expressly provided in the Plan, the confirmation of the Plan shall discharge the Debtor effective on the Effective Date from any Claim and any "debt" as that term is defined in Section 101(12) of the Code, and the Debtor's liability in respect thereof is extinguished completely, whether reduced to judgment or not, liquidated or non-liquidated, contingent or non-contingent, asserted or unasserted, fixed or not, matured or unmatured, disputed or undisputed, legal or equitable, known or unknown, that arose from any agreement of the Debtor entered into or obligation of the Debtor prior to the Confirmation Date or from any conduct of the Debtor prior to the Confirmation Date, including, without limitation, all interest, if any, on any such Claim or debt, whether such interest accrued before or after the date of commencement of the Debtor's Case, and from any liability of a kind specified in sections 502(g), 502(h) and 502(i) of the Code, whether or not a proof of claim is filed or deemed filed under section 501 of the Code, such Claim is allowed under section 502 of the Code, or the holder of such Claim has accepted the Plan; provided, however, that all claims relating to the Geneva Steel Union Employee Defined Benefit Plan (the "Geneva Pension Plan"), including contingent claims of the Pension Benefit Guaranty Corporation, shall be unaffected by confirmation of the Plan, and no claims relating to the Geneva Pension Plan shall be deemed to have been discharged.

            9.02 Post-Effective Date Effect of Instruments and other Evidence of Claims. Senior Notes and other evidences of Claims against the Debtor shall, as of the Effective Date, represent only the right to participate in the distributions contemplated by the Plan and the documents executed in furtherance thereof.

            9.03 Injunctions and Stays. Unless otherwise provided, all injunctions or stays provided for in the case pursuant to section 105 or 362 of the Code or otherwise extant on the Confirmation Date shall remain in full force and effect until the Effective Date. In addition the following injunctions shall be imposed:

                  (a) Injunction Related to Discharged Claims and Terminated Interests. Except as provided in the Plan or the Confirmation Order, as of the Confirmation Date, all entities that have held, currently hold or may hold a Claim or other debt or liability that is discharged or an Interest or other right of an equity security holder that is terminated pursuant to the terms of the Plan are permanently enjoined from taking any of the following actions against the Debtor, Interim Corporation, Reorganized Debtor, Holding Company, Williams Farm Subsidiary, Iron Ore Mines Subsidiary, Vineyard Iron Company, Vineyard Management Company, CPICOR Management L.L.C. or their respective property on account of any such discharged Claims, debts or liabilities or terminated Interests or rights (i) commencing or continuing, in any manner or in any place, any action or other proceeding; (ii) enforcing, attaching, collecting or recovering in any manner any judgment, award, decree or order; (iii) creating, perfecting or enforcing any lien or encumbrance; (iv) asserting a setoff, right of subrogation or recoupment of any kind against any debt, liability or obligation due to the Debtor, Reorganized Debtor, Interim Corporation, Holding Company, Williams Farm Subsidiary, Iron Ore Mines Subsidiary, Vineyard Iron Company, Vineyard Management Company, CPICOR Management L.L.C. and (v) commencing or continuing any action, in any manner or in any place, that does not comply with or is inconsistent with the provisions of the Plan; provided, however, that nothing in this Section 9.03(a) shall affect obligations of Vineyard Iron Company, Vineyard Management Company, or CPICOR Management L.L.C., including obligations as to which Vineyard Iron Company, Vineyard Management Company, or CPICOR Management L.L.C. are jointly or severally liable with the Debtor.

                  (b) Deemed Consent. By accepting distributions pursuant to the Plan, each holder of an Allowed Claim receiving distributions pursuant to the Plan shall be deemed to have specifically consented to the injunctions set forth in this Section 9.03.


        ARTICLE X.- TREATMENT OF EXECUTORY CONTRACTS AND UNEXPIRED LEASES
        -----------------------------------------------------------------

            10.01 Executory Contracts and Unexpired Leases. On the Confirmation Date, all executory contracts and unexpired leases of the Debtor will be assumed in accordance with the provisions of sections 365 and 1123 of the Code, provided, however, that any and all executory contracts and unexpired leases that are the subject of a motion to reject filed at or before the hearing on confirmation of the Plan, as to which the Court has issued or subsequently issues an Order approving the rejection of such executory contract or unexpired lease shall be deemed rejected pursuant to the provisions of sections 365 and 1123 of the Code.

            10.02 Union Contract. All obligations for the payment of retirement benefits as defined in section 1114 of the Code under the Union Contract shall be assumed and continue without modification.

            10.03 Bar Date for Rejected Executory Contracts and Unexpired Leases. Any Claims arising out of the rejection of executory contracts or unexpired leases must be filed with the Court within 30 days after the Confirmation Date or be forever barred. All such Claims for which proof of Claims are filed will be treated as Class Three or Four Unsecured Claims, as appropriate.


            ARTICLE XI.- PROVISIONS FOR RESOLVING AND TREATING CLAIMS
            ---------------------------------------------------------

            11.01 Objection Deadline. As soon as practicable, but in no event later than six months after the entry of the Confirmation Order, unless otherwise ordered by the Bankruptcy Court, all objections to Claims shall be filed with the Bankruptcy Court and served upon the holders of each of the Claims to which objections are made.

            11.02 Prosecution of Objections. After the date of entry of the Confirmation Order, only the Debtor and the Reorganized Debtor shall have authority to file objections, litigate to judgment, settle, or withdraw objections to Disputed Claims.

            11.03 No Distributions Pending Allowance. No payments or distributions shall be made with respect to any Claim to the extent it is a Disputed Claim unless and until the Disputed Claim becomes an Allowed Claim. In addition, no payments or distributions shall be made on account of a Claim to the extent that such Claim has been disallowed, released, withdrawn, waived, settled or otherwise satisfied or paid as of the Confirmation Date, including, without limitation, payments by third party guarantors, sureties, or insurers whether governmental or non-governmental. No payments or distributions on account of a Claim shall be made when the payment of such Claim has been assumed by a third party.

            11.04 Distributions After Allowance. Payments and distributions to each holder of a Disputed Claim, to the extent that such Claim ultimately becomes an Allowed Claim, shall be made in accordance with the provisions of the Plan governing the Class of Claims to which the respective holder belongs. As soon as practicable after the date that the order or judgment of the Court allowing such Claim becomes a Final Order, any cash or New Common Stock that would have been distributed on or about the Effective Date had such Disputed Claim been an Allowed Claim shall be distributed, together with any dividends or other distributions made on account of such Claim, to the holder of such Claim in the amount established by the Final Order.

            11.05 Future Distributions of New Common Stock. Any of the New Common Stock to be distributed pursuant to section 5.01 of the Plan remaining after the initial distribution on the Effective Date shall be held in reserve pending the final determination of all the Disputed Claims. As each Disputed Claim is resolved, any Disputed Claim that becomes in any part an Allowed Unsecured Claim shall receive a distribution of New Common Stock in accordance with the ratio established by section 5.01 of the Plan.


                     ARTICLE XII.- RETENTION OF JURISDICTION
                     ---------------------------------------

            12.01 General Retention of Jurisdiction. The Court shall retain jurisdiction of the Debtor's Case pursuant to and for the purposes set forth in sections 1127(b) and 1141 through 1146 of the Code to enforce the provisions of the Plan and to ensure that the intent and purposes of the Plan are carried out and given effect.

            12.02 Specific Retention of Jurisdiction. The Court shall retain jurisdiction for the following purposes:

                  (a) To consider any modification or amendment to the Plan; and

                  (b) To hear and determine:

                        (i) The classification, allowance, disallowance of Claims and Interests, and any objections thereto, to the extent consistent with the Plan;

                        (ii) All controversies, suits, and disputes, if any, as may arise in connection with the interpretation or enforcement of the Plan;

                        (iii) All controversies, suits, and disputes, if any, as may arise with respect to the period prior to the Effective Date between (a) any Claimant or Interest Holder and (b) the Debtor;

                        (iv) All claims or causes of action which may exist on behalf of the Debtor arising prior to the Effective Date whether or not the subject of an action pending as of the Effective Date, to the extent consistent with the Plan;

                        (v) Applications for the allowance of compensation to Professional Persons;

                        (vi) The validity and/or priority of any liens on, or ownership or other interests in, the Debtor or property of the Debtor, to the extent consistent with the Plan;

                        (vii) Any and all applications, adversary proceedings, contested and/or litigated matters pending on the Effective Date;

                        (viii) All controversies as provided for in the Confirmation Order;

                        (ix) Proceedings to estimate Claims for the purpose of allowance;

                        (x) Any proceedings pursuant to sections 542 through 553 of the Code, to the extent consistent with the Plan;

                        (xi) All proceedings to enforce performance of the Plan against any Person; and

                        (xii) All proceedings regarding the assumption, rejection, or termination of executory contracts or unexpired leases of the Debtor.

            12.03 Abstention and Election. If the Court abstains from exercising, or declines to exercise jurisdiction, or is otherwise without jurisdiction over any matter set forth in this Article XII, or if the Debtor or the Reorganized Debtor elects to bring an action or proceeding in any other forum, this Article XII shall have no effect upon and shall not control, prohibit or limit the exercise of jurisdiction by any other court, public authority or commission having jurisdiction over such matters.


                          ARTICLE XIII.- MISCELLANEOUS
                          ----------------------------

            13.01 Revocation. Each of the Plan Proponents, reserves the right to revoke and withdraw the Plan at any time prior to the Confirmation Date.

            13.02 Reservation of Rights. Neither the filing of the Plan nor any statement or provision contained herein, nor the taking of any action by the Debtor, the Unsecured Creditors' Committee, the Bondholders' Committee, a Claimant or an Interest Holder with respect to the Plan shall be or be deemed to be an admission or a waiver of any rights prior to the Effective Date. In the event that the Confirmation Date does not occur, or that the Plan does not become effective, no statement contained herein may be used or relied upon in any manner in any suit, action, proceeding, or controversy, within or outside of the Debtor's Case against the Plan Proponents.

            13.03 Debtor Claims. All claims of the Debtor which are not liquidated as of the Effective date or released pursuant to the Plan shall be assigned to the Reorganized Debtor. The proceeds of such claims shall become funds of the Reorganized Debtor and shall, accordingly, be available to pay Claims under the Plan or for any other bona fide corporate purpose, as the Reorganized Debtor may determine.

            13.04 Survival of Certain Corporate Indemnification Obligations. Any obligation or rights of the Debtor to indemnify its officers, directors, agents, employees, representatives and others pursuant to its articles of incorporation, bylaws or applicable statutes (including Utah Business Corporation Act ss. ss. 16-10a-901 to 16-10a-909) in respect of any Claims, demands, suits, causes of action, or proceedings, based upon any act or omission related to service with, for, or on behalf of the Debtor at any time prior to the Confirmation Date, will not be discharged or impaired by confirmation or consummation of the Plan, but will survive unaffected by the reorganization contemplated by the Plan. All claims indemnifiable by Geneva against individuals currently serving as the Debtor's officers, directors, agents, employees, representatives and others which, pursuant to this paragraph 13.04 of the Plan, survive unaffected by the reorganization contemplated by the Plan shall be filed on or before 30 days following the Effective Date or be forever barred.

            13.05 Modification of Plan. The Plan Proponents reserve the right, in accordance with the Code, to amend or modify the Plan prior to the entry of the Confirmation Order. After entry of the Confirmation Order, the Plan Proponents may, upon order of this Court, amend or modify the Plan in accordance with section 1127(b) of the Code, remedy any defect or omission, or reconcile any inconsistency in the Plan, as may be necessary to carry out the purpose and intent of the Plan.

            13.06 Intentionally omitted.

            13.07 Limitation of Liability and Related Indemnity. (a) To the fullest extent permitted by law, the Plan Proponents, and their respective present and former stockholders, members, directors, officers, and employees, shall neither have nor incur any liability to any entity for any act taken or omitted to be taken in connection with or related to the formulation, preparation, dissemination, solicitation, implementation, confirmation or consummation of the Plan, the Disclosure Statement, the Confirmation Order or any contract, instrument, release or other agreement or document created or entered into, or any other act taken or omitted to be taken in connection with the Plan, the Disclosure Statement, the solicitation of acceptances of the Plan, or the Confirmation Order, and the offer, issuance, sale or purchase of any securities under the Plan; provided, however, that the provisions of this
Section 13.07 shall have no effect on the liability of any Plan Proponents and their respective present and former stockholders, members, directors, officers, and employees, that would otherwise result from any such act or omission to the extent that such act or omission is determined in a Final Order to have constituted gross negligence or willful misconduct; and provided further that this provision does not release a Stand-By purchaser from any liability arising from the failure to perform in accordance with the terms of this plan or either Stand-By Commitment.

                  (b) To the fullest extent permitted by law, the Reorganized Debtor shall indemnify each Plan Proponent and their respective present and former stockholders, members, directors, officers, and employees, against, and hold each Plan Proponent harmless from, and reimburse each Plan Proponent for, any and all losses, costs, expenses (including attorneys' fees and expenses), liabilities and damages sustained by a Plan Proponent arising from any liability disclaimed in this Section 13.07.

            13.08 Notices. All notices or requests in connection with the Plan shall be in writing and will be deemed to have been given when received by mail addressed to: Geneva Steel Company, P.O. Box 2500 Provo, Utah 84603, Attn. Legal Department, with copies to: Cadwalader, Wickersham & Taft, 1201 F. Street, N.W., Suite 1100, Washington, D.C. 20004, Attention: Peter M. Dodson; Leboeuf, Lamb, Greene & MacRae, 136 South Main Street, Suite 1000, Salt Lake City, Utah 84101, Attn. Steven J. McCardell; Hopkins & Sutter, Three First National Plaza, Chicago, IL. 60602, Attention: Stephen E. Garcia; and Ray, Quinney & Nebeker, 79 South Main Street, Suite 500, Salt Lake City, Utah 84145 Attn. Weston Harris. All notices and requests to Persons holding any Claim or Interest in any Class shall be sent to them at their last known address or to the last known address of their attorney of record. The Debtor and any holder of a Claim or Interest may designate in writing any other address for purposes of this Section 13.08, which designation will be effective upon receipt.

            13.09 Notice of Effective Date. The Reorganized Debtor shall give notice of the occurrence of the Effective Date to all parties that have appeared in the Debtor's Case

            13.10 Unsecured Creditors' Committee. On the Effective Date, the duties of the Unsecured Creditors' Committee will terminate, except with respect to an appeal of the Confirmation Order or an appeal of an order entered in the Case prior to the Effective Date, fee applications, and any matters related to the proposed modification of the Plan. The Reorganized Debtor, without further Court approval, shall pay the reasonable costs, fees and expenses of the Unsecured Creditors' Committee in the ordinary course in connection with such services rendered after the Effective Date.

            13.11 Bondholders' Committee. The Bondholders' Committee shall continue in existence for a period of six months after the Effective Date. The Reorganized Debtor, without further Court approval, shall pay the reasonable costs, fees and expenses of the Bondholders' Committee in the ordinary course in connection with such services rendered after the Effective Date.

            13.12 Trustee Fees. Pursuant to 28 U.S.C. ss. 1930, as amended January 27, 1996, quarterly fees to the U.S. Trustee are due for each quarter a case remains under Chapter 11 of the Code until such time as a final decree has been entered. Prior to confirmation of the Plan the Debtor shall pay to the U.S. Trustee's Office all quarterly fees as they become payable. On the Effective Date of the Plan, any accrued and unpaid fees due to the U.S. Trustee though the Confirmation Date shall be paid. Thereafter, the Reorganized Debtor shall pay the quarterly fees due the U.S. Trustee's Office while the case remains under the confirmed Plan until such time as a final decree is entered by the Court. Further, the Debtor shall file disbursement status reports post-confirmation.

            13.13 Final Decree. A final decree closing the case shall be entered on or before two years after the Confirmation Date.

            13.14 Headings. The headings used in the Plan are inserted for convenience only and neither constitute a portion of the Plan nor in any way affect the provisions of the Plan.

            13.15 Severability. Each provision of the Plan shall be considered severable and if for any reason the Court determines that any provision of the Plan is not confirmable, such a determination shall not affect the (i) confirmability of the Plan if the objectionable provision is withdrawn from the Plan and (ii) ability to modify the Plan to satisfy the confirmation requirements of section 1129 of the Code.

            13.16 Successors and Assigns. The rights, benefits and obligations of any Person named or referred to in the Plan will be binding upon, and will inure to the benefit of the heir, executor, administrator, successor, or assign of such Person.





                  [remainder of page intentionally left blank]

Dated: November 21, 2000            RESPECTFULLY SUBMITTED


                                    GENEVA STEEL COMPANY
                                       As Debtor-in-Possession




                                    By: /s/ Joseph A. Cannon
                                       -------------------------------
                                       Joseph A. Cannon
                                       Chairman of the Board and Chief
                                       Executive Officer



                                    /s/ Steven J. McCardell
                                    ----------------------------------
                                    Ralph R. Mabey (2036)
                                    Steven J. McCardell (2144)
                                    LEBOEUF, LAMB GREENE
                                    & MACRAE L.L.P.
                                    136 South Main Street #1000
                                    Salt Lake City, Utah 84101
                                       Telephone (801) 320-6700

                                    and

                                    Bruce R. Zirinsky
                                    Mark C. Ellenberg
                                    Peter M. Dodson
                                    CADWALADER, WICKERSHAM & TAFT
                                    1201 F. Street, N.W.
                                    Washington, D.C.  20004
                                       Telephone: (202) 862-2200

                                    and

                                    100 Maiden Lane
                                    New York, New York  10038
                                       Telephone: (212) 504-6000

                                    Attorneys for the Debtor and Debtor in
                                    Possession

                                    OFFICIAL COMMITTEE OF BONDHOLDERS



                                    By: /s/ Albert Fried, Jr.
                                       -------------------------------
                                       Chair

                                    Weston L. Harris
                                    RAY, QUINNEY & NEBEKER
                                    79 South Main Street
                                    P.O. Box 45385
                                    Salt Lake City, Utah  84145-0385
                                       Telephone: (801) 532-1500

                                    and


                                      /s/ Stephen E. Garcia
                                    ----------------------------------
                                    Murray Drabkin
                                    Stephen E. Garcia
                                    HOPKINS & SUTTER
                                    Three First National Plaza
                                    Suite 4300
                                    Chicago, Illinois  60602
                                       Telephone: (312) 558-6600

                                    Attorneys for the Official Committee of Bondholders

                                 PLAN EXHIBIT 1
                                 --------------

                               Stand-By Commitment
                               -------------------